Exhibit 10.92

RETENTION AGREEMENT

THIS RETENTION AGREEMENT (the “Agreement”), effective as of August 1, 2017, is made and entered into by and between Blackbaud, Inc., a Delaware corporation (the “Company”), and __________________ (“Employee”).

WITNESSETH:

WHEREAS, the Company presently employs Employee; and

WHEREAS, the Company and Employee desire to set forth consideration to be paid to Employee in the event that Employee’s employment with the Company is terminated without “Cause” by the Company or for “Good Reason” by Employee following a “Change in Control” of the Company, all as defined herein.

NOW, THEREFORE, in consideration of the foregoing, the mutual promises herein contained, and other good and valuable consideration, including the continued employment of Employee by the Company and the compensation received by Employee from the Company from time to time, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.    Definitions. For the purposes of the Agreement, the following terms shall be defined as set out below:
a.    “Effective Date.” The “Effective Date” shall mean the date first written above.
b.    “Change In Control.” A “Change in Control” shall be deemed to have occurred upon the consummation of (i) a merger or consolidation in which the shareholders of the Company immediately prior to the merger or consolidation cease to own at least 50% of the combined entity immediately following the merger or consolidation; (ii) a sale of all or substantially all of the assets of the Company; (iii) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities and Exchange Act of 1934, as amended) of beneficial ownership of any capital stock of the Company, if, after such acquisition, such individual, entity or group owns more than 50% of either (A) the then-outstanding common stock of the Company or (B) the combined voting power of the then-outstanding securities of the Company entitled to vote in the election of directors; or (iv) the liquidation or dissolution of the Company.
c.    “Cause.” “Cause” shall mean:

i.    Employee’s conviction of, or plea of no contest to, any crime (whether or not involving the Company) that constitutes a felony in the jurisdiction in which Employee is charged, other than unintentional motor vehicle felonies, routine traffic citations or a felony predicated exclusively on Employee’s Vicarious Liability. “Vicarious Liability” for purposes of this Agreement shall mean any act for which Employee is constructively liable, including, but not limited to, any liability that is based on acts of the Company for which Employee is charged solely as a result of his or her offices with the Company and in which he or she was not directly involved or did not have prior knowledge of such actions or intended actions;

ii.    Any act of theft, fraud or embezzlement, or any other willful misconduct or willfully dishonest behavior by Employee;

iii.    Employee’s failure or refusal to perform his or her reasonably-assigned duties (consistent with past practice of the Company and other than due to a Disability), provided that such failure or refusal is not corrected as promptly as practicable, and in any event within thirty (30) calendar days after Employee shall have received written notice from the Company stating the nature of such failure or refusal;

iv.    Employee’s willful violation of any of his or her obligations contained in that certain employee agreement between Employee and the Company, which violation is of a character that is likely to materially injure the Company, as determined by the Company in good faith;

v.     Personal conduct by Employee (including employee harassment or discrimination) which materially discredits or damages the Company or any subsidiary; and/or

vi.    Employee’s illegal use of controlled substances.

d.    “Good Reason.” “Good Reason” shall mean any of the occurrences described in (i) through (iv) below other than as consented to in writing by Employee, provided, however, that Employee must provide written notice to the Company of such occurrence and his or her anticipated termination for Good Reason within ninety (90) days after the initial existence of such occurrence and such termination shall not become effective until the occurrence goes uncorrected by the Company for thirty (30) days after receiving detailed written notice from Employee:

i.    Any materially adverse change or material diminution in the office, title, duties, powers, authority or responsibilities of Employee, provided such change or diminution continues uncorrected for a period of thirty (30) calendar days after the Company shall have received written notice from Employee stating the nature of such change or diminution;

ii.    A material reduction in Employee’s then-current base salary;

iii.    Failure of the Company to obtain the assumption in writing of its obligation to perform this Agreement by any purchaser of all or substantially all of the assets of the Company within thirty (30) calendar days after a sale or transfer of such assets; and/or

iv.    A relocation of the Employee’s principal location as assigned to him or her by the Company, to a location more than forty (40) miles from his or her existing principal location, provided that such relocation materially increases Employee’s commute to work, or a materially adverse change in the business travel requirements of Employee’s position.

e.    “Disability.” “Disability” shall mean Employee’s inability due to a physical or mental impairment to perform the essential functions of his or her job, with or without reasonable accommodation, for a period of at least ninety (90) consecutive or non-consecutive days in any twelve (12) month period.

f.    “Term.” The “Term” of this Agreement shall mean an initial period of three (3) years following the Effective Date, plus successive one (1) year renewal periods thereafter so long as the Company does not provide Employee with written notice of its intention not to renew this Agreement at least ninety (90) days prior to the expiration of the initial three (3) year period or any additional one (1) year renewal period.

g.    “Termination Date.” “Termination Date” shall mean the effective date of Employee’s termination of employment with the Company.

h.    “Termination Compensation.” “Termination Compensation” shall have the meaning ascribed to it in Section 2(a) of this Agreement.

i.    “Effective Release.” An “Effective Release” is defined as a general release of claims in favor of the Company in a form reasonably acceptable to the Company’s counsel that is executed by Employee after the Termination Date and within any consideration period required by applicable law and that is not revoked by Employee within any legally-prescribed revocation period.

j.     “Code.” The “Code” shall mean the Internal Revenue Code of 1986, as amended.

2.    Compensation upon Termination. Upon termination of employment by either party for any reason whatsoever, Employee shall be entitled to continue to receive his/her base salary, minus applicable withholdings required by law or authorized by Employee, and any accrued, unpaid and appropriately documented business expenses through the Termination Date. In addition, during the Term of this Agreement, upon termination of Employee’s employment within twelve (12) months after a Change in Control, either (i) by the Company without Cause, or (ii) by Employee for Good Reason, and conditioned upon Employee’s execution of an Effective Release, Employee shall be entitled to, in lieu of any other severance benefit:

a.    Payment of an amount equal to one and one-half (1.5) times his/her base salary at the rate in effect on the Termination Date, minus applicable withholdings required by law or authorized by Employee (the “Termination Compensation”), with such amount to be paid in a lump sum within sixty (60) days following the Termination Date (subject to Employee’s execution of an Effective Release);

b.    Conditioned on Employee’s proper and timely election to continue his/her health insurance benefits under COBRA after the Termination Date, reimbursement of Employee’s applicable COBRA premiums minus applicable withholdings required by law or authorized by Employee for the lesser of: (i) twelve (12) months following the Termination Date; or (ii) until Employee becomes eligible for insurance benefits from another employer;

c.    One hundred percent (100%) of all then outstanding and unvested stock options and other equity awards held by Employee shall become vested and immediately and fully exercisable, notwithstanding any provision in any award agreement, but subject to applicable withholdings required by law or authorized by Employee.

d.     If the Termination Compensation or other benefit provided to Employee pursuant to this Agreement is determined, in whole or in part, to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code (“Section 409A”), then (i) if the sixty (60) day period following the Termination Date begins in one calendar year and ends in the next calendar year, the Termination Compensation and/or other benefit shall not be paid until that next calendar year, and (ii) if Employee is deemed by the Company to be a “specified employee” within the meaning of Section 409A(2)(B)(i) of the Code, no payments of any of such Termination Compensation and/or other benefit shall made for six (6) months plus one (1) day after the Termination Date (the “New Payment Date ”). The aggregate of any such payments that would have otherwise been paid during the period between the Termination Date and the New Payment Date shall be paid to the Employee in a lump sum on the New Payment Date (or, if not a business day, the first business day thereafter).

e.    Upon termination of employment (i) due to Employee’s death, (ii) due to Employee’s Disability, (iii) by the Company for Cause, (iv) by Employee without Good Reason, or (v) following the Term of this Agreement, Employee shall not be entitled to additional compensation under this Agreement.

3.    Section 409A. It is intended that this Agreement and the payments hereunder will, to the fullest extent possible, be exempt from Section 409A and the Agreement shall be interpreted to that end to the fullest extent possible. In this regard, it is intended that the Termination Compensation payable under Section 2 be exempt from Section 409A to the maximum extent possible as a short-term deferral under Treas. Reg. §1.409A-1(b)(4) and/or as separation pay upon involuntary separation from service under Treas. Reg. §1.409A-1(b)(9)(iii). However, to the extent that any such payment or benefit (or portion thereof) provided pursuant to this Agreement is determined to be subject to Section 409A, this Agreement shall be interpreted in a manner that complies with Section 409A to the fullest extent possible. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits that are considered separation pay upon involuntary separation from service under Treas. Reg. §1.409A-1(b)(9)(iii) or nonqualified deferred compensation under Section 409A upon or following a termination of employment, unless such termination is also a “separation from service” within the meaning of Section 409A and the payment thereof prior to a “separation from service” would violate Section 409A. For purposes of any such provision of this Agreement relating to any such payments or benefits, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” In no event may Employee, directly or indirectly, designate the calendar year of any payment to be made under this Agreement which constitutes a deferral of compensation within the meaning of Section 409A. Notwithstanding anything in this Agreement to the contrary, the right to receive installment payments hereunder shall be treated as a right to receive a series of separate payments in accordance with Section 409A and Treas. Reg. §1.409A-2(b)(2)(iii). Notwithstanding any other provisions of this Agreement, the Company does not guarantee that any nonqualified deferred compensation under this Agreement complies with or is exempt from Section 409A, and shall not have any liability to or indemnify Employee or any other person with respect to any tax consequences that arise from any failure to comply with or meet an exemption under Section 409A.

4.    Excess Parachute Payments. If any payments or benefits received or to be received by Employee pursuant to this Agreement in connection with or contingent on a change in ownership or control are deemed to be an “excess parachute payment” within the meaning of Section 280G of the Code (“Excess Parachute Payment”), then, at the Company’s election, such payments under this Agreement shall either be paid in full or reduced to the extent necessary to avoid being considered an Excess Parachute Payment, based upon the Company’s determination, in its sole discretion, as to which alternative results in the better tax consequences for the Employee.

Notwithstanding any other provision of this Agreement to the contrary, if any payments or benefits provided or to be provided to or for the benefit of Employee (or Employee’s beneficiary, legal representatives or estate, as the case may be) by the Company (or any successors thereto) (the “Payments”) that, but for this Section 5, would be considered Excess Parachute Payments, then such Payments shall be limited to the greatest amount which may be paid or provided to or in respect of under Section 280G of the Code without causing the imposition of an excise tax on Employee under Section 4999 of the Code (or any successor provision), but only if, by reason of such reduction, the net after-tax benefit to Employee of such reduced Payments shall exceed the net after-tax benefit of the Payments if such reduction were not made. The determination of whether any of the Payments would be considered Excess Parachute Payments and the calculation of all the amounts referred to in this Section 5, including the relative net after-tax benefits (which shall take into account, without limitation, all applicable federal, state and local employment, income and excise taxes), shall be made by a nationally or regionally recognized accounting firm selected by the Company (the “Accounting Firm”). The Company and Employee agree to cooperate generally and in good faith regarding such determination. Any final determination by the Accounting Firm shall be binding upon the Company and Employee. In the event that the Payments to or in respect of Employee are to be reduced in accordance with this Section 5, the reductions shall be made in the following order: (i) any Payments that became fully vested prior to the Change in Control triggering application of this Section 5 and that pursuant to paragraph (b) of Treas. Reg. §1.280G-1, Q/A 24 are treated as Excess Parachute Payments solely by reason of the acceleration of their originally scheduled dates of payment shall be reduced, by cancellation of the acceleration of their dates of payment to the extent that would not result in Employee being subject to a tax under Section 409A of the Code; (ii) any severance payments or benefits, performance-based cash or performance-based equity incentive awards, or other Payments, in all cases the full amounts of which are treated as contingent on the triggering Change in Control under Section 280G of the Code pursuant to paragraph (a) of Treas. Reg. §1.280G-1, Q/A 24, shall be reduced to the extent that such reduction would not result in Employee being subject to a tax under Section 409A of the Code; (iii) any equity incentive awards, or cash nonqualified deferred compensation amounts, that vest solely based on Employee’s continued service with the Company, and that pursuant to paragraph (c) of Treas. Reg. §1.280G-1, Q/A 24 are treated as contingent on the triggering Change in Control event under Section 280G of the Code because they become vested as a result thereof, to the extent that such reduction would not result in Employee being subject to a tax under Section 409A of the Code; and (iv) reduction in any other payments or benefits to the extent necessary but in a manner that would not result in Employee being subject to a tax under Section 409A of the Code. Within each such category, the Payments that will result in the greatest present value reduction in the Payments with the least reduction in economic value to Employee shall be reduced first.

5.    Employment At Will. Nothing herein is meant to alter the “at will” status of Employee’s employment with the Company. Subject to the provisions of Paragraph 2 regarding a “Change in Control,” Employee’s employment with the Company may be terminated at any time, for any or no cause or reason, by either Employee or by the Company.

6.    Notice. Any notice required or permitted hereunder shall be made in writing (a) either by actual delivery of the notice into the hands of the party thereto entitled, by messenger, by fax or by over-night delivery service or (b) by the mailing of the notice in the United States mail, certified or registered mail, return receipt requested, all postage pre-paid and addressed to the party to whom the notice is to be given at the party’s respective address set forth below, or such other address as the parties may from time to time designate by written notice as herein provided.

If to Employee:                See Company records

If to the Company:            Blackbaud, Inc.
2000 Daniel Island Drive
Charleston, SC 29492-7541
Attn: EVP of Human Resources

The notice shall be deemed to be received, if sent per subsection (a), on the date of its actual receipt by the party entitled thereto and, if sent per subsection (b), on the third day after the date of its mailing.

7.    Amendment. No amendment or modification of this Agreement shall be valid or binding upon the Company unless made in writing and signed by a duly authorized representative of the Company, or upon Employee unless made in writing and signed by Employee.

8.    Entire Agreement. This Agreement contains all of the terms agreed upon by the parties with respect to Employee’s compensation upon a Change of Control and supersedes all prior agreements, arrangements and communications between the parties dealing with such subject matter, whether oral or written.

9.    Governing Law. This Agreement and all questions arising in connection herewith shall be governed by the laws of the State of South Carolina.

10.    General Provisions. This Agreement shall be binding upon and inure to the benefit of Employee and the Company and their respective heirs, executors, administrators, legal representatives, successors and assigns (provided, however, that this Agreement may not be assigned by Employee to any other person or entity). Any waiver or accommodation by the Company or Employee at any time shall not act as, or be deemed to be, a continuing waiver or accommodation and shall not require the Company or Employee to provide any future or later waiver or accommodation. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which, when taken together, shall be and constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Retention Agreement effective as of the day and year first above written.

BLACKBAUD, INC.

____________________________________
By:
Title:

EMPLOYEE: